NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Reports First Quarter 2017 Financial Results

Company reports GAAP diluted earnings per share of $1.17 for the first quarter 2017;
Declares a quarterly dividend of $0.525 per share payable June 30, 2017; and
Reaffirms 2017 guidance.

SIOUX FALLS, S.D. - April 26, 2017 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the quarter ended March 31, 2017.  Net income for the period was $56.6 million, or $1.17 per diluted share, as compared with net income of $39.9 million, or $0.82 per diluted share, for the same period in 2017. This $16.7 million increase in net income is primarily the result of increased retail electric and natural gas volumes in 2017 and a disallowance of replacement power costs in 2016 that negatively impacted first quarter earnings last year.  These improvements were partially offset by higher property and income taxes in 2017.
Additional information regarding this release can be found in the earnings presentation found at www.northwesternenergy.com/our-company/investor-relations/presentations-and-webcasts.

“We have continued to experience customer growth greater than 1% in both our gas and electric operations.  This reflects the underlying health of our region, and the importance of our planning and investment to meet our region’s needs,” said Bob Rowe, President and Chief Executive Officer.  “Customer growth plus cold weather at the start of the year contributed to margin.  Our region experiences significant swings in weather from year-to-year and season-to-season.  Although our costs are largely fixed, those costs are recovered almost entirely through variable charges, which amplifies the impact both on customers’ bills and on company revenues - in both directions.”

NorthWestern Reports First Quarter 2017 Financial Results
April 26, 2017

	Three Months Ended March 31,
(in thousands, except per share amounts)	2017	2016 (2)
Revenues	$367,312	$332,539
Cost of Sales	119,817	115,434
Gross Margin (1)	247,495	217,105

Operating, general and administrative expense	80,962	79,861
Property and other taxes	39,928	35,421
Depreciation and depletion	41,461	39,890
Total Operating Expenses	162,351	155,172
Operating Income	85,144	61,933
Interest Expense, net	(23,400)	(24,509)
Other Income	1,500	3,102
Income Before Income Taxes	63,244	40,526
Income Tax Expense	(6,677)	(659)
Net Income	$56,567	$39,867
Basic: Average Shares Outstanding	48,386	48,242
Earnings per Share - Basic	$1.17	$0.83
Diluted: Average Shares Outstanding	48,503	48,354
Earnings per Share - Diluted	$1.17	$0.82

Dividends Declared per Common Share	$0.525	$0.50
(1) Gross Margin is a non-GAAP financial measure. See "Non-GAAP Financial Measures" section below for more information.
(2) During the fourth quarter of 2016, we early adopted the provisions of Accounting Standards Update No. 2016-09 (ASU 2016-09), Improvements to Employee Share-Based Payment Accounting, revising certain elements of the accounting for share-based payments. As a result of this adoption, during the fourth quarter of 2016, excess tax benefits of $1.8 million related to vested share-based compensation awards were recorded as a decrease in income tax expense in the Condensed Consolidated Statement of Income. The guidance also requires that in future filings that include the previously issued interim financial information, the interim financial information is presented on a recast basis to reflect the adoption of ASU 2016-09 as of January 1, 2016. The Condensed Consolidated Financial Statements for the period ended March 31, 2016, have been recast to reflect this adoption, resulting in an increase in net income and earnings per share.

Significant items
On April 26, 2017, we filed our required annual report with the MPSC regarding 2016 results, which indicates we earned less than our authorized rate of return. At the same time, we also submitted a filing to the Montana Public Service Commission (MPSC) responsive to the hydro compliance order, indicating we do not expect to file an electric rate case in 2017 based on a 2016 test year. However, we expect to file a general electric rate case in 2018 based on a 2017 test year. In the hydro compliance order, the MPSC indicated that if we do not intend to file a rate case in 2017, the MPSC may require us to make an additional financial filing that would facilitate an assessment of whether the MPSC believes additional action would be required to fulfill its obligation to authorize just and reasonable rates.

Significant Earnings Drivers

Gross Margin
Consolidated gross margin for the three months ended March 31, 2017 was $247.5 million compared with $217.1 million for the same period in 2016. This $30.4 million increase was a result of a $27.3 million increase to items that have an impact on net income and $3.1 million increase in revenues for property taxes included in trackers. This $3.1 million increase is offset by increased property tax expense with no impact to net income.

Consolidated gross margin for items impacting net income increased $27.3 million, including:

NorthWestern Reports First Quarter 2017 Financial Results
April 26, 2017

•
$14.6 million increase in electric and natural gas residential and commercial retail volumes due primarily to colder winter weather and customer growth and an increase in industrial retail volumes due to customer growth;

•	10.3 million increase resulting from the inclusion in 2016 of the MPSC disallowance of replacement power costs from a 2013 outage at Colstrip Unit 4 and portfolio modeling costs;

•	$1.2 million increase in South Dakota electric revenue due to the timing of the change in customer rates in 2016; and

•	$1.8 million increase in other miscellaneous gross margin.

These increases were partly offset by $0.6 million reduction in gas production margin due primarily to a reduction in interim rates.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended March 31, 2017 were $81.0 million compared with $79.9 million for the same period in 2016. The $1.1 million increase was primarily due to:

•	$1.5 million higher maintenance costs at our Dave Gates Generating Station and Colstrip Unit 4;

•	$1.3 million higher bad debt expense due to an increase in revenues as a result of colder winter weather;

•	$0.5 million increased labor costs due primarily to compensation increases and more time spent by employees on maintenance projects (which are expensed) rather than capital projects; and

•	$0.5 million increase in other miscellaneous expenses.

These increases were partly offset by a $1.7 million reduction in value of non-employee directors deferred compensation due to changes in our stock price (offset by changes in other income with no impact on net income) and a $1.0 million decrease in insurance reserves primarily due to an accrual included in the 2016 results related to a refinery outage in Billings, Montana.

Property and Other Taxes
Property and other taxes were $39.9 million for the three months ended March 31, 2017, as compared with $35.4 million in the same period of 2016. This increase was primarily due to plant additions and higher estimated property valuations in Montana. We estimate property taxes throughout each year, and update our estimate based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases in the actual level of state and local taxes and fees and recover these amounts. The MPSC has authorized recovery of approximately 60% of the estimated increase in our state and local taxes and fees (primarily property taxes) as compared with the related amount included in rates during our last general rate case.

Depreciation and Depletion Expense
Depreciation and depletion expense was $41.5 million for the three months ended March 31, 2017, as compared with $39.9 million in the same period of 2016. This increase was primarily due to plant additions.

NorthWestern Reports First Quarter 2017 Financial Results
April 26, 2017

Operating Income
Consolidated operating income for the three months ended March 31, 2017 was $85.1 million as compared with $61.9 million in the same period of 2016. This increase was primarily due to the increase in gross margin driven by colder winter weather, customer growth and the 2016 MPSC disallowance of outage replacement costs as discussed above.

Interest Expense
Consolidated interest expense for the three months ended March 31, 2017 was $23.4 million, as compared with $24.5 million in the same period of 2016. This decrease was primarily due to the debt refinancing at a lower interest rate of the Pollution Control Revenue Refunding Bonds during the third quarter of 2016.

Other Income
Consolidated other income for the three months ended March 31, 2017, was $1.5 million, as compared with $3.1 million in the same period of 2016. This decrease was primarily due to a $1.7 million decrease in the value of deferred shares held in trust for non-employee directors deferred compensation (which, as discussed above, is offset by a corresponding decrease to operating, general and administrative expenses).

Income Tax
Consolidated income tax expense for the three months ended March 31, 2017 was $6.7 million, as compared with $0.7 million in the same period of 2016. Our effective tax rate for the three months ended March 31, 2017 was 10.6% as compared with 1.6% for the same period of 2016. We adopted the provisions of Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting, during the fourth quarter of 2016, which resulted in the recognition of $1.8 million in excess tax benefits. In accordance with the guidance, the $1.8 million impact of this adoption is reflected as of January 1, 2016, which reduced tax expense for the three months ended March 31, 2016. We currently expect our 2017 effective tax rate to range between 7% - 11%.

The following table summarizes the differences between our effective tax rate and the federal statutory rate (in millions):

(in millions)	Three Months Ended March 31,
	2017		2016
Income Before Income Taxes	$63.2		$40.5

Income tax calculated at 35% federal statutory rate	22.1	35.0%	14.2	35.0%

Permanent or flow-through adjustments:
State income, net of federal provisions	(0.8)	(1.3)%	(1.3)	(3.1)%
Flow-through repairs deductions	(8.8)	(13.9)%	(6.7)	(16.5)%
Production tax credits	(3.8)	(6.1)%	(2.8)	(6.8)%
Plant and depreciation of flow-through items	(1.4)	(2.3)%	(0.9)	(2.3)%
Shared-based compensation	(0.4)	(0.6)%	(1.6)	(4.1)%
Other, net	(0.2)	(0.2)%	(0.2)	(0.6)%
Subtotal	(15.4)	(24.4)%	(13.5)	(33.4)%

Income Tax Expense	$6.7	10.6%	$0.7	1.6%

NorthWestern Reports First Quarter 2017 Financial Results
April 26, 2017

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate of 35% primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Net Income
Consolidated net income for the three months ended March 31, 2017 was $56.6 million as compared with $39.9 million for the same period in 2016. This increase was primarily due to improved gross margin as a result of colder winter weather, customer growth and the inclusion in the first quarter of 2016 of the MPSC disallowance of both replacement power costs from a 2013 outage at Colstrip Unit 4 and portfolio modeling costs, partly offset by higher property and income taxes.

NorthWestern Reports First Quarter 2017 Financial Results
April 26, 2017

Reconciliation of Primary Changes from 2016 to 2017

	Three Months Ended March 31,

($millions, except EPS)	Pre-tax Income	Net (1) Income	Diluted EPS
2016 reported	$40.5	$39.9	$0.82

Gross Margin
MPSC disallowance (2016)	10.3	6.3	0.13
Electric retail volumes	8.6	5.3	0.11
Natural gas retail volumes	6.0	3.7	0.08
South Dakota electric rate increase	1.2	0.7	0.01
Natural gas production	(0.6)	(0.4)	(0.01)
Other	1.8	1.1	0.02
Subtotal: Margin Items Impacting Net Income	27.3	16.7	0.34

Property taxes recovered in trackers	3.1	1.9	0.04
Subtotal: Margin Items Not Impacting Net Income (2)	3.1	1.9	0.04

Total Gross Margin	30.4	18.6	0.38
OG&A Expense
Maintenance costs	(1.5)	(0.9)	(0.02)
Bad debt expense	(1.3)	(0.8)	(0.01)
Labor	(0.5)	(0.3)	—
Non-employee director deferred compensation	1.7	1.0	0.02
Insurance reserves	1.0	0.6	0.01
Other	(0.5)	(0.3)	(0.01)

Total OG&A Expense	(1.1)	(0.7)	(0.01)
Other items
Depreciation and depletion expense	(1.6)	(1.0)	(0.02)
Property and other taxes	(4.5)	(2.8)	(0.06)
Interest expense	1.1	0.7	0.01
Other income (includes offset to Non-employee compensation above)	(1.6)	(1.0)	(0.02)
Permanent and flow-through adjustments to income tax		2.9	0.06
Impact of higher share count	—	—	0.01
Total Other items	(6.6)	(1.2)	(0.02)

Total impact of above items	22.8	16.7	0.35

2017 reported	$63.2	$56.6	$1.17

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes normal effective tax rate of 38.5%.
(2) This item is offset in property tax expense and has no impact to net income.

NorthWestern Reports First Quarter 2017 Financial Results
April 26, 2017

Liquidity and Capital Resources
As of March 31, 2017, our total net liquidity was approximately $183.5 million, including $12.4 million of cash and $171.4 million of revolving credit facility availability. This compares to total net liquidity one year ago at March 31, 2016 of $197.1 million.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.525 per share, payable June 30, 2017 to common shareholders of record as of June 15, 2017.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our 2017 and final 2016 adjusted non-GAAP earnings guidance of $3.30 - $3.50 and $3.20 - $3.35 per diluted share, respectively, are summarized below. The amount below represents an after-tax (using a 38.5% effective tax rate) non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

(in millions, except EPS)				Estimated to Meet Guidance
Three Months Ended March 31, 2017				EPS Q2-Q4 2017			EPS Full Year 2017
	Pre-tax Income	Net(1) Income	Diluted EPS	Low	-	High	Low	-	High
2017 Reported GAAP	$63.2	$56.6	$1.17	$2.13	-	$2.33	$3.30	-	$3.50

Non-GAAP Adjustments:
Remove favorable weather	(3.2)	(2.0)	(0.04)

2017 Adjusted Non-GAAP	$60.0	$54.6	$1.13	$2.13	-	$2.33	$3.30	-	$3.50

Three Months Ended March 31, 2016				Q2-Q4 2016			Full Year 2016
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS
2016 Reported GAAP	$40.6	$39.9	$0.82	$115.9	$124.3	$2.57	$156.5	$164.2	$3.39

Non-GAAP Adjustments:
Add back unfavorable weather	7.1	4.4	0.09	8.1	4.9	0.10	15.2	9.3	0.19
MPSC electric tracker disallowance of costs related to years prior to 2016	10.1	6.2	0.13	2.1	1.3	0.03	12.2	7.5	0.16
Remove Lost Revenue Adjustment Mechanism (LRAM) benefit related to years prior to 2016	—	—	—	(14.2)	(8.7)	(0.18)	(14.2)	(8.7)	(0.18)
Remove generation repairs income tax benefit related to years prior to 2016	—	—	—	—	(12.5)	(0.26)	—	(12.5)	(0.26)

2016 Adjusted Non-GAAP	$57.8	$50.5	$1.04	$111.9	$109.3	$2.26	$169.7	$159.8	$3.30

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes normal effective tax rate of 38.5%.

NorthWestern Reports First Quarter 2017 Financial Results
April 26, 2017

2017 Earnings Guidance Reaffirmed
NorthWestern reaffirms its 2017 adjusted non-GAAP earnings guidance range of $3.30 - $3.50 per diluted share based upon, but not limited to, the following major assumptions and expectations:

•	Normal weather in our electric and natural gas service territories;

•	A consolidated income tax rate of approximately 7%-11% of pre-tax income; and

•	Diluted average shares outstanding of approximately 48.5 million.

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast tomorrow, April 27, 2017, at 3:00 p.m. Eastern time to review its financial results for the quarter ending March 31, 2017. The conference call will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting www.webcaster4.com/Webcast/Page/1050/20418. To participate, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call and remain active for one year.

A telephonic replay of the call will be available for one month, beginning at 6:00 p.m. Eastern time on April 27, 2017, at (888) 203-1112 access code 9482947.

Notice of Annual Stockholders Meeting
NorthWestern will also hold its annual stockholders meeting on Thursday, April 27, 2017, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) at the South Dakota / Nebraska Operational Support Office, 600 Market Street West, Huron, South Dakota 57350.

The annual stockholders meeting will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting https://www.webcaster4.com/Webcast/Page/1050/20262. To participate, please go to the site at least 10 minutes in advance of the call to register.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and natural gas to approximately 709,600 customers in Montana, South Dakota and Nebraska. We have distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923 and have generated and distributed electricity and distributed natural gas in Montana since 2002. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.”  Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Gross Margin (Revenues less Cost of Sales) is a non-GAAP financial measure due to the exclusion of depreciation and depletion from the measure. Gross Margin is used by us to determine whether we are collecting the

NorthWestern Reports First Quarter 2017 Financial Results
April 26, 2017

appropriate amount of energy costs from customers to allow recovery of operating costs. Adjusted Non-GAAP Diluted EPS is another non-GAAP measure. The Company believes the presentation of Adjusted Non-GAAP Diluted EPS is more representative of our normal earnings than the GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings.

The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Guidance" and “2017 Earnings Guidance Reaffirmed”.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Travis Meyer (605) 978-2967
travis.meyer@northwestern.com

Media Contact:
Claudia Rapkoch (866) 622-8081
claudia.rapkoch@northwestern.com